Valmont Announces Third Quarter Results

Third Quarter Highlights:

•	Net earnings increased 48% on a 17% sales gain.
•	Operating income rose 32% representing 9.3% of sales.
•	Solid sales increases in all segments.
•	Strong international performance.

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global manufacturer of engineered support structures for infrastructure, mechanized irrigation equipment for agriculture, and a provider of coating services and tubular products, reported third quarter sales of $310.9 million compared with $265.9 million for the same period of 2005. Net earnings for the third quarter were $15.1 million, or 58 cents per diluted share, versus third quarter 2005 net earnings of $10.2 million, or 40 cents per diluted share. Net earnings for the quarter include one-time events of a $0.7 million after-tax gain from the sale of property and a $2.1 million after-tax charge arising from adjustments of inventory and receivable valuations at a Mexican joint-venture company in which Valmont owns a 49% interest.

For the first nine months of 2006, sales were $953.3 million versus $796.8 million in 2005. Valmont’s nine-month net earnings were $45.4 million, or $1.77 per diluted share, compared with 2005 nine-month net earnings of $27.5 million, or $1.09 per diluted share.

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Third Quarter Review:

“We had solid sales growth in each of our segments,” said Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer. “Utility Support Structures Segment results reflect the continued strong demand for steel and concrete transmission and distribution structures as utilities expand and upgrade the transmission grid. We are adding capacity to three existing facilities and acquiring the remaining 51% interest in our Mexican joint venture to support growth in the U.S. utility market.

“The Engineered Support Structures Segment benefited from increased penetration of our decorative poles in the commercial lighting market. We are leveraging our success in the decorative pole market in Europe by introducing popular European designs into North America. The European pole businesses continue to experience improved sales and operating income. Our factories in China remain busy, fueled by robust local demand for infrastructure products and strong export shipments.

“In the Irrigation Segment, increased sales reflect improved market conditions worldwide compared with last year’s third quarter. A dry growing season in North America highlights the benefit of mechanized irrigation, which ensures sufficient water application while conserving water use. Global concerns over water availability are driving the growth of our international irrigation business. Tubing Segment sales also increased, and this business continues to deliver strong results and excellent return on invested capital.

“The Coatings Segment turned in the largest percentage sales increase due to solid industrial demand for protective coatings and price increases necessary to keep up with rising zinc costs.

“Operating income as a percent of sales improved one percentage point over last year’s third quarter to 9.3%. We remain on track to add one full point in operating income percentage for the year.”

Third Quarter Summary - Infrastructure Markets:

Sales in the Engineered Support Structures Segment were $135.9 million, an increase of 8% from 2005 levels. Operating income increased 10% to $14.5 million and was 10.6% of sales. Increased profitability in the international pole businesses, combined with improved operating leverage in North American manufacturing facilities, drove the increase in operating income and more than offset disappointing profitability in specialty structures.

In North America, increased lighting and traffic product sales were driven by improved conditions in the commercial lighting market. Order rates and backlog increased for lighting and traffic products that serve the transportation market. Specialty structures had lower sales of wireless communication and sign structures products.

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International sales of lighting and traffic products increased, driven by strong municipal spending in Europe. In China, sales of wireless communication products increased, as well as exports of utility structures. The new pole plant in southern China is operating well ahead of plan.

Utility Support Structures Segment sales increased 29% to $66.3 million compared with $51.3 million in 2005. Operating income rose 37% to $6.7 million compared with $4.9 million last year. Operating income as a percent of sales reached 10.1% compared with 9.5% in the third quarter of 2005.

Robust demand for utility support structures continues to drive sales. A combination of stronger spending by utilities to bolster the reliability of the electrical grid, and incentives in the 2005 energy bill are supporting this business. The hurricane seasons of 2004 and 2005 highlighted the need to “harden” utility infrastructure in hurricane-prone areas. Valmont’s steel, concrete, and steel/concrete hybrid poles offer the broadest range of structures for the utility market.

Coatings Segment sales of $29.9 million were 35% above last year’s $22.2 million third quarter sales, largely reflecting price increases to recover higher zinc costs. Operating income more than doubled to $5.9 million, or 19.8% of segment sales, compared with $2.6 million in the third quarter of 2005. The increase in profitability was also the result of increased volume and operating efficiencies. Included in results was a one-time pre-tax gain of $1.1 million on the sale of property held by one of the coatings facilities. The land sale and consolidation of facilities reflect ongoing cost reduction initiatives.

Third Quarter Summary - Agricultural Markets:

In the Irrigation Segment, third quarter sales improved 22% to $67.8 million compared with $55.5 million in 2005. North American irrigation equipment sales rose due to stronger demand resulting from hot, dry conditions during the growing season. International irrigation sales were boosted by projects and improved global market conditions. Operating income of $5.6 million was 15% above last year at 8.3% of sales. Inflation in materials and purchased components occurred faster than price increases to recover costs, resulting in operating income as a percentage of sales falling below last year’s 8.8%.

In the Tubing Segment, sales were 13% higher at $23.0 million. Demand was strong for grain handling equipment and certain industrial markets. Operating income increased only 2.3% to $3.8 million as a result of a change in sales mix.

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Fourth Quarter Outlook:

Commenting on the outlook for the fourth quarter, Mr. Bay said, “We are expecting a one point improvement in operating income as a percent of sales on a modest revenue increase over last year’s record fourth quarter. The continuation of favorable market conditions in all of our businesses, and the improvements we are making to drive higher operating income as a percent of sales, should result in strong earnings comparisons for the quarter.”

An audio discussion of Valmont’s third quarter results by Mogens C. Bay, Chairman and Chief Executive Officer and Terry J. McClain, Senior Vice President and Chief Financial Officer, will be available live by telephone by dialing 1-877-493-2981 and entering Conference ID#: 3821440 or via the Internet at 8:00 a.m. October 18, 2006 CDT, by pointing browsers to: http://www.valmont.com/asp/investor_relations/ir6.asp. After the event you may listen by accessing the above link or by telephone. Dial 1-800-642-1687 or 706-645-9291, and enter the Conference ID#: 3821440 beginning October 18, 2006 at 10:00 a.m. CDT through 12:00 p.m. CDT on October 25, 2006.

Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(unaudited)

	Third Quarter		Year-to-Date
	13 Weeks Ended		39 Weeks Ended
	30-Sep-06	24-Sep-05	30-Sep-06	24-Sep-05
Net sales	$ 310,904	$ 265,942	$ 953,320	$ 796,817
Cost of sales	230,234	196,332	711,895	597,953
Gross profit	80,670	69,610	241,425	198,864
Selling, general and administrative expenses	51,651	47,579	158,920	139,520
Operating income	29,019	22,031	82,505	59,344
Other income (deductions)
Interest expense	(4,328)	(5,002)	(12,815)	(14,713)
Interest income	549	408	1,497	1,237
Miscellaneous	113	(462)	1,297	(577)
	(3,666)	(5,056)	(10,021)	(14,053)
Earnings before income taxes, minority interest, and equity in earnings (losses) of non-consolidated subsidiaries
	25,353	16,975	72,484	45,291
Income tax expense	7,495	6,459	23,660	16,728
Earnings before minority interest, equity in earnings (losses) of nonconsolidated subsidiaries
	17,858	10,516	48,824	28,563
Minority interest	(393)	(480)	(902)	(1,142)
Earnings (losses) in nonconsolidated subsidiaries	(2,403)	170	(2,490)	38
Net earnings	$ 15,062	$ 10,206	$ 45,432	$ 27,459

Average shares outstanding (000's) - Basic	25,255	24,382	24,950	24,262
Earnings per share - Basic	$ 0.60	$ 0.42	$ 1.82	$ 1.13

Average shares outstanding (000's) - Diluted	25,893	25,380	25,723	25,197
Earnings per share - Diluted	$ 0.58	$ 0.40	$ 1.77	$ 1.09

Cash dividends per share	$ 0.095	$ 0.085	$ 0.275	$ 0.250

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Dollars in thousands)
(unaudited)

	Third Quarter		Year to Date
	13 Weeks Ended		39 Weeks Ended
	30-Sep-06	24-Sep-05	30-Sep-06	24-Sep-05

Net sales
Engineered Support Structures	$ 135,917	$ 125,380	$ 393,832	$ 354,624
Utility Support Structures	66,340	51,298	208,806	153,239
Coatings	29,936	22,196	82,534	62,392
Infrastructure products	232,193	198,874	685,172	570,255

Irrigation	67,803	55,467	242,528	190,838
Tubing	22,997	20,386	70,134	65,196
Agriculture products	90,800	75,853	312,662	256,034

Other	4,328	4,558	13,398	14,007
Less: Intersegment sales	(16,417)	(13,343)	(57,912)	(43,479)
Total	$ 310,904	$ 265,942	$ 953,320	$ 796,817

Operating Income
Engineered Support Structures	$ 14,469	$ 13,160	$ 32,547	$ 29,492
Utility Support Structures	6,710	4,888	22,804	12,859
Coatings	5,917	2,584	13,180	5,458
Infrastructure products	27,096	20,632	68,531	47,809

Irrigation	5,583	4,870	27,867	19,614
Tubing	3,812	3,725	11,114	10,881
Agriculture products	9,395	8,595	38,981	30,495

Other	(373)	(532)	(1,438)	(1,948)
Corporate	(7,099)	(6,664)	(23,569)	(17,012)
Total	$ 29,019	$ 22,031	$ 82,505	$ 59,344

Valmont has aggregated its segments into five reportable segments organized on a worldwide product basis.

Engineered Support Structures: This segment consists of the manufacture of engineered metal structures and components for the lighting, traffic and wireless communication industries, and certain international utility businesses.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures primarily for the North American utility industry.

Coatings: This segment consists of galvanizing, anodizing and powder coating services.

Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services.

Tubing: This segment consists of the manufacture of steel tubular products.

In addition to these five reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales. These businesses, which include wind energy development, machine tool accessories and industrial fasteners, are reported in the "Other" category.

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	30-Sep-06	24-Sep-05
ASSETS
Current assets:
Cash and cash equivalents	$ 55,249	$ 33,941
Accounts receivable, net	219,744	182,431
Inventories	176,160	164,070
Prepaid expenses	11,438	9,148
Refundable and deferred income taxes	18,723	12,840
Total current assets	481,314	402,430
Property, plant and equipment, net	189,806	207,375
Goodwill and other assets	200,065	198,214
	$ 871,185	$ 808,019

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$ 18,254	$ 8,542
Notes payable to banks	8,708	5,214
Accounts payable	99,501	72,208
Accrued expenses	77,962	65,337
Dividend payable	2,430	2,086
Total current liabilities	206,855	153,387
Long-term debt, excluding current installments	205,882	255,211
Other long-term liabilities	72,511	79,520
Shareholders' equity	385,937	319,901
	$ 871,185	$ 808,019

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